EXHIBIT 11.1

                              TEJAS GAS CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                                                          Three Months Ended                    Nine Months Ended
                                                                               September 30,                        September 30,
                                                                          ------------------------          ------------------------
                                                                           1996              1995            1996              1995
                                                                          -------          -------          -------          -------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average number of common shares
    outstanding ................................................           19,655           17,363           18,161           17,349
Incremental common shares resulting from
    assumed exercise of stock options based
    on the stock's daily average market price ..................             --               --               --               --
                                                                          -------          -------          -------          -------
Weighted average number of common shares
    outstanding and common equivalent shares
    for primary calculation ....................................           19,655           17,363           18,161           17,349
Incremental common shares resulting from
    assumed exercise of stock options based
    on the more dilutive of the stock's daily
    average market price or ending price .......................             --               --               --               --
                                                                          -------          -------          -------          -------
Weighted average number of common shares
    outstanding and common equivalent shares
    assuming full dilution .....................................           19,655           17,363           18,161           17,349
                                                                          =======          =======          =======          =======
Net Earnings Applicable to Common Stock ........................          $ 8,154          $ 5,548          $22,911          $16,641
                                                                          =======          =======          =======          =======
Earnings per common and common
    equivalent share:
Primary ........................................................          $  0.41          $  0.32          $  1.26          $  0.96
                                                                          =======          =======          =======          =======
Fully-diluted ..................................................          $  0.41          $  0.32          $  1.26          $  0.96
                                                                          =======          =======          =======          =======

NOTE: Weighted average number of Common Shares outstanding and primary and fully-diluted earnings per common share have been restated to reflect the following: (i) a three-for-two split of the Common Stock effected in the form of a stock dividend payable to stockholders of record as of April 26, 1996 and (ii) a dividend of one-tenth of one share of Common Stock payable to stockholders of record as of July 27, 1995.